Exhibit 99.1

scPharmaceuticals Inc. Reports Fourth Quarter and Full-Year 2023 Financial Results and Provides Business Update

Generated 4Q 2023 net FUROSCIX® revenue of $6.1 million, at the upper end of the range provided in January and representing sequential growth of 61% from $3.8 million in 3Q 2023

Generated full-year net FUROSCIX® revenue of $13.6 million, at the upper end of the range provided in January

Ended 2023 with cash, cash equivalents and short-term investments of $76 million

Company to host investor conference call and webcast today, Wednesday, March 13, at 4:30pm ET

BURLINGTON, Mass., March 13, 2024 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the fourth quarter and full-year ended December 31, 2023, and provided a business update.

Business Update

•	For the fourth quarter ended December 31, 2023, scPharmaceuticals reports:

•	Net FUROSCIX revenue of $6.1 million, up 61% sequentially as compared to $3.8 million in the third quarter of 2023

•	13,542 total FUROSCIX doses written, up 56% sequentially as compared to 8,676 in the third quarter of 2023

•	7,016 FUROSCIX doses filled, up 44% sequentially from 4,861 in the third quarter of 2023

•	4,592 written doses payer cleared or pending

•	5.9 doses per prescription

•	1,696 unique prescribers of FUROSCIX from launch through end of the year, up 52% from 1,119 from launch through the end of the third quarter

•	2,331 FUROSCIX in-services completed from launch through end of the year, up from 1,806 from launch through the end of the third quarter

•	Gross-to-net discount of 18% from launch through the end of the year, as compared to 21% from launch through the end of third quarter

•	Inventory levels at specialty pharmacy partners remained consistent from September 30, 2023 levels

•

Reported that, as of November 1, FUROSCIX is on formulary as a preferred brand with one of the largest government retiree payer formularies, increasing the number of lives with preferred access to FUROSCIX by an additional 1.1 million lives.

•	Continued to see sales of FUROSCIX to integrated delivery networks (IDNs), including a large direct order in late Q4 to one of the largest closed IDN in the United Sates.

•

On track to initiate a pivotal pharmacokinetic (PK) study in Q2 to support development of an 80mg/1mL auto-injector. If successful, scPharmaceuticals plans to submit a New Drug Application (NDA) to the FDA by the end of 2024.

•	Advanced plans to submit an sNDA to the FDA next month seeking expansion of the FUROSCIX indication to include patients suffering from chronic kidney disease (CKD).

•

Announced that the Company’s sNDA submission to the FDA seeking to expand the FUROSCIX indication to include New York Heart Association Class IV heart failure patients is currently under review by the FDA.

•	Ended the fourth quarter of 2023 with cash, cash equivalents and short-term investments of $76.0 million.

“We ended 2023 on a strong note, generating net FUROSCIX sequential revenue growth of 61%, which we believe reflects growing awareness and acceptance of FUROSCIX as a key component of a new heart failure treatment paradigm,” stated John Tucker, President, and Chief Executive Officer of scPharmaceuticals.

“Our reported gross-to-net discount of 18% declined from launch through the end of Q4 as compared to 21% from launch through the end of Q3. However, we continue to anticipate that the GTN discount will increase over time as our contracting efforts continue to evolve and mature.”

“Also, during the fourth quarter, we continued to advance the life cycle management and long-term growth initiatives for FUROSCIX that we previewed last quarter. These include the potential expansion of the FUROSCIX indication to include NYHA Class IV heart failure patients, which is currently under review by FDA, an additional indication in chronic kidney disease, for which we plan to file with the FDA next month , and the development of an auto-injector that would complement the current on-body infusor, a PK study for which we plan to initiate in the next few weeks. We continue to advance these initiatives while at the same time successfully driving uptake of FUROSCIX, and both our fourth quarter results and leading indicators confirm that FUROSCIX acceptance and utilization among heart failure specialists is accelerating,” Mr. Tucker concluded.

Fourth Quarter and Full-Year 2023 Financial Results and Financial Guidance

Fourth Quarter 2023

Product revenues were $6.1 million, and cost of product revenues were $1.8 million for the fourth quarter of 2023.

Research and development expenses were $3.3 million for the fourth quarter of 2023, compared to $2.3 million for the fourth quarter of 2022. The increase in research and development expenses for the quarter ended December 31, 2023, was primarily due to an increase in device and pharmaceutical development costs and clinical study costs. The increase was partially offset by a decrease in employee related costs.

Selling, general and administrative expenses were $16.2 million for the fourth quarter of 2023, compared to $7.2 million for the fourth quarter of 2022. The increase in selling, general and administrative expenses for the quarter ended December 31, 2023, was primarily due to an increase in employee related costs and commercial costs.

scPharmaceuticals reported a net loss of $13.8 million for the fourth quarter of 2023, compared to $9.2 million for the fourth quarter of 2022.

Full-Year 2023

Product revenues were $13.6 million, and cost of product revenues were $3.8 million for the full-year 2023.

Research and development expenses were $11.8 million for the full-year 2023, compared to $15.5 million for the full-year 2022. The decrease in research and development expenses for the full-year 2023 was primarily due to a decrease in clinical study and medical affairs costs, employee related costs, quality and regulatory consulting costs, and patent costs. The decrease was partially offset by an increase in pharmaceutical development costs.

Selling, general and administrative expenses were $53.4 million for the full year 2023, compared to $20.6 million for the full-year 2022. The increase in selling, general and administrative expenses for the full-year 2023 was primarily due to an increase in employee related costs and commercial preparation costs, operations, quality and regulatory costs, and legal costs. The increase was partially offset by a decrease in insurance related costs.

scPharmaceuticals reported a net loss of $54.8 million for the full-year 2023, compared to $36.8 million for the full-year 2022.

scPharmaceuticals ended 2023 with $76 million in cash, cash equivalents and short-term investments, compared to $118.4 million as of December 31, 2022.

As of December 31, 2023, scPharmaceuticals’ total shares outstanding was 35,968,510.

Conference call and webcast information

scPharmaceuticals’ management will host a conference call and webcast to review the Company’s fourth quarter and full-year 2023 results today, Wednesday, March 13, at 4:30 p.m. ET. Participants should dial 1-877-407-9208 (domestic) or 1-201-493-6784 (international) with the conference code 13744172.

To access the Call me™ feature, which avoids having to wait for an operator, click here.

A link to the live webcast can be found here.

Following the live webcast, a replay of the event will be archived on scPharmaceuticals’ website for one year.

FUROSCIX® (furosemide injection) 80 mg/10mL for subcutaneous use

FUROSCIX® is indicated for the treatment of congestion due to fluid overload in adult patients with New York Heart Association (NYHA) Class II and Class III chronic heart failure.

FUROSCIX is not indicated for use in emergency situations or in patients with acute pulmonary edema. The On-Body Infusor will deliver only an 80-mg dose of FUROSCIX.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria, patients with a history of hypersensitivity to furosemide or medical adhesives and in patients with hepatic cirrhosis or ascites.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

In patients with hepatic cirrhosis and ascites, sudden alterations of fluid and electrolyte balance may precipitate hepatic encephalopathy and coma. Treatment in such patients is best initiated in the hospital.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, furosemide should be discontinued.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

For more details, please read the full Prescribing Information at FUROSCIX.com/prescribing-information.pdf and Instructions for Use at FUROSCIX.com/instructions-for-use.pdf.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential market impact and benefits of FUROSCIX and the success of the commercialization of FUROSCIX, the trial initiation, anticipated results, clinical design, potential regulatory submissions, approvals and timing thereof of the PK study, the potential expansion of the FUROSCIX indication to include NYHA Class IV heart failure patients and the timing thereof, the potential for continued sales of FUROSCIX to IDNs, the potential expansion of the FUROSCIX indication to include treatment of edema in patients with chronic kidney disease, and participation in upcoming events and presentations. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, our dependence on the commercial success of FUROSCIX and, if approved, our other product candidates, risks related to the receipt of regulatory approval for our product candidates, risks related to our ability to manufacture, or the ability of third parties to deliver, sufficient product for commercialization of FUROSCIX or any of our product candidates, if approved , risks related to our history of operating losses, and the risk that global economic factors and uncertainties will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Miranda

scPharmaceuticals Inc., 781-301-6869

kmiranda@scpharma.com

Investors:

PJ Kelleher

LifeSci Advisors, 617-430-7579

pkelleher@lifesciadvisors.com

scPharmaceuticals Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2022	2023	2022	2023
Product revenues, net	$—	$6,096	$—	$13,593
Operating expenses:
Cost of product revenues	$—	$1,773	$—	$3,811
Research and development	2,326	3,338	15,533	11,809
Selling, general and administrative	7,176	16,242	20,624	53,369

Total operating expenses	9,502	21,353	36,157	68,989

Loss from operations	(9,502)	(15,257)	(36,157)	(55,396)
Other (expense) income	1,363	2,412	1,418	3,605
Interest income	850	1,125	1,203	5,104
Interest expense	(1,959)	(2,092)	(3,302)	(8,123)

Net loss	$(9,248)	$(13,812)	$(36,838)	$(54,810)

Net loss per share, basic and diluted	$(0.30)	$(0.35)	$(1.30)	$(1.42)

Weighted—average common shares outstanding, basic and diluted	31,253,909	38,786,956	28,358,502	38,513,747

scPharmaceuticals Inc.

Consolidated Balance Sheet Data

(in thousands)

	AS OF DECEMBER 31,
	2022	2023
Cash, cash equivalents, restricted cash and investments	$118,368	$76,013
Working capital	115,892	79,804
Total assets	124,195	94,479
Term loan	36,794	38,811
Accumulated deficit	(226,536)	(281,346)
Total stockholders’ equity	72,433	37,218